	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621

Financial Relations Board
For Immediate Release		Marilynn Meek
212-827-3773

ALAMO GROUP INC. ANNOUNCES RETIREMENT
OF BOARD MEMBER AND APPOINTMENT OF INTERIM CHAIRMAN

SEGUIN, Texas, November 20, 2017 -- Alamo Group Inc. (NYSE: ALG) today announced that Gary L. Martin will retire from the Board of Directors effective November 30, 2017, due to personal reasons.

Mr. Martin joined the Board in 2007 and has served as its Chairman since January 5, 2016. During his tenure as a Director, he has made significant contributions to Alamo Group’s continued growth and success.

Ron Robinson, Alamo Group’s President and CEO, will serve as interim Chairman until a successor is named.

Ron Robinson said, “We will definitely miss Gary and would like to express our sincere thanks for his thoughtful leadership, meaningful contributions and his absolute commitment to doing what is right for our shareholders and our other company stakeholders.”

Mr. Martin offered the following comments: “It has been a sincere pleasure serving on the Board of Alamo Group Inc. and most recently as its Chairman. I would like to wish Alamo Group every success in the future.”

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements and related after-market parts and services. The Company, founded in 1969, has approximately 3,300 employees and operates 26 plants in North America, Europe, Australia and Brazil as of September 30, 2017. The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.
Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, acquisition integration issues and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.